Exhibit 99.1

Contact:

Frank Karbe

Chief Financial Officer

Exelixis, Inc.

650 837 7565

fkarbe@exelixis.com

Charles Butler

Director

Corporate Communications

Exelixis, Inc.

650 837 7277

cbutler@exelixis.com

EXELIXIS ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. – August 8, 2006 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the quarter ended June 30, 2006.

Net loss under generally accepted accounting principles (GAAP) for the quarter ended June 30, 2006 was $24.0 million, or $0.29 per share, compared to $9.7 million, or $0.13 per share, for the comparable period in 2005. Non-GAAP net loss for the second quarter was $19.3 million, or $0.23 per share, compared to $9.4 million, or $0.12 per share for the comparable period in 2005. Non-GAAP net loss for the quarter ended June 30, 2006 excludes stock-based compensation expense of $4.4 million and amortization of intangibles of $0.2 million. A reconciliation of GAAP net loss to non-GAAP net loss for both periods is set forth at the end of this press release.

Revenues for the quarter ended June 30, 2006 were $27.2 million, compared to $34.3 million for the comparable period in 2005. The decrease in revenues from 2005 to 2006 was primarily due to revenue recognition associated with the conclusion of our Genoptera collaboration in 2005, which included a one-time termination fee and acceleration of related deferred revenue. This decrease was partially offset by a $4.0 milestone from Helsinn Healthcare SA and revenues from our new collaboration agreements with Sankyo Company, Bristol-Myers Squibb Company and Wyeth Pharmaceuticals Division.

Research and development expenses for the quarter ended June 30, 2006 were $47.4 million, compared to $36.6 million for the comparable period in 2005. The increase from 2005 to 2006 was primarily due to increased development expenses associated with the expansion of our clinical trial activity and the advancement of our compounds through preclinical development as well as employee stock-based compensation expense of $2.9 million.

General and administrative expenses for the quarter ended June 30, 2006 were $10.0 million, compared to $7.1 million for the comparable period in 2005. The increase from 2005 to 2006 was primarily due to higher consulting and personnel-related expenses to support our expanding operations and employee stock-based compensation expense of $1.5 million.

Cash and cash equivalents, marketable securities, investments held by Symphony Evolution, Inc. (a consolidated clinical development financing vehicle) and restricted cash and investments totaled $192.2 million at June 30, 2006, compared to $210.5 million at December 31, 2005.

Q2 2006 Business Highlights

•	We had clinical posters for XL647 and XL880 presented in June at the 2006 American Society of Clinical Oncology (ASCO) annual meeting. In addition, we held an investor briefing in conjunction with ASCO where Drs. Alex A. Adjei, Kyriakos P. Papadopoulos and Joseph P. Eder presented new clinical data on XL647, XL999 and XL880, respectively.

•	We initiated the Phase 2 clinical program for XL880 in papillary renal cell cancer in June 2006.

•	We continued to advance XL999 and XL784 in Phase 2 clinical development programs comprising multiple trials.

•	We appointed Dr. Gisela M. Schwab to the position of Senior Vice President and Chief Medical Officer. Dr. Schwab has more than 13 years of biopharmaceutical industry experience directing global clinical development strategies.

•	In order to support the further clinical development of XL784, XL647 and XL999, we made a second capital draw in the amount of $40.0 million under our financing arrangement with Symphony Evolution, Inc.

•	We repaid in full a $30.0 million convertible promissory note due to PDL BioPharma, Inc. (formerly Protein Design Labs).

“This quarter we continued to substantially invest in our clinical development programs while maintaining a strong financial performance. In the first six months of this year we received over $100.0 million in cash from our partners and collaborators, we reduced our debt by $30.0 million and we ended the quarter with over $190.0 million in cash,” said Dr. George A. Scangos, president and chief executive officer of Exelixis. “In addition, our investigators presented new clinical data for XL647, XL999 and XL880 further demonstrating their potential as novel cancer agents and we initiated the Phase 2 program for XL880 in papillary renal cell carcinoma. We also strengthened our development team with the appointment of Dr. Gisela Schwab to drive our clinical development strategy for our rapidly expanding pipeline.”

Conference Call and Webcast

Exelixis’ management will discuss the company’s second quarter 2006 financial results as well as other business developments during a conference call beginning at 2:00 p.m. PT/ 5:00 p.m. ET today, Tuesday, August 8, 2006. To listen to the discussion, visit the Event Calendar page under Investors on the Exelixis website at www.exelixis.com.

About Exelixis

Exelixis, Inc. is a biotechnology company dedicated to the discovery and development of novel therapeutics that will potentially enhance the care and lives of patients with cancer and other serious diseases. The company is leveraging its fully integrated gene-to-drug platform to fuel the growth of its proprietary drug pipeline. Exelixis’ development pipeline covers cancer and metabolism and is comprised of the following compounds: XL119 (becatecarin), for which a multinational Phase 3 clinical trial in bile duct tumor is ongoing and which has been exclusively licensed to Helsinn Healthcare S.A.; XL784, which is being advanced in a Phase 2 trial as a treatment for renal disease; XL999, an anticancer compound currently in a Phase 2 program for a variety of solid tumors and hematologic malignancies; XL880 and XL647, anticancer compounds currently in Phase 2 clinical trials; XL820, XL844 and XL184, anticancer compounds currently in Phase 1 clinical trials; and multiple compounds in preclinical development for diseases including cancer and various metabolic and cardiovascular disorders. Exelixis has established broad corporate alliances with major pharmaceutical and biotechnology companies including GlaxoSmithKline (GSK) and Bristol-Myers Squibb Company. Pursuant to a product development and commercialization agreement between Exelixis and GSK, GSK has the option, after completion of clinical proof-of-concept by Exelixis, to elect to develop up to three compounds in Exelixis’ product pipeline, which may include XL784 and the cancer compounds identified in this press release (other than XL119), thus potentially triggering milestone payments and royalties from GSK and co-promotion rights by Exelixis. For more information, please visit the company’s web site at www.exelixis.com.

This press release contains forward-looking statements, including without limitation statements related to Exelixis’ clinical development plans. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Exelixis’ current expectations. Forward-looking statements involve risks and uncertainties. Exelixis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the potential failure of product candidates to demonstrate safety and efficacy in clinical testing; the ability of Helsinn Healthcare S.A. to conduct the Phase 3 clinical trial of XL119 sufficient to achieve FDA approval; the ability to complete and initiate trials at the referenced times; the ability to conduct clinical trials sufficient to achieve a positive completion; the ability to file INDs at the referenced times; the ability of Exelixis to advance additional preclinical compounds into clinical development; the uncertainty of the FDA approval process; and the therapeutic and commercial value of the company’s compounds. These and other risk factors are discussed under “Risk Factors” and elsewhere in our quarterly report on Form 10-Q for the quarter ended June 30, 2006 and other filings with the Securities and Exchange Commission. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis and the Exelixis logo are registered U.S. trademarks.

-see attached financial tables-

EXELIXIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Contract	$17,016	$24,954	$29,262	$35,044
License	10,224	9,356	16,097	12,140

Total revenues	27,240	34,310	45,359	47,184

Operating expenses:
Research and development	47,399	36,568	87,296	69,889
General and administrative	9,984	7,112	18,991	13,354
Amortization of intangibles	240	272	512	544

Total operating expenses	57,623	43,952	106,799	83,787

Loss from operations	(30,383)	(9,642)	(61,440)	(36,603)
Other income (expense):
Interest income	1,993	1,046	3,937	1,974
Interest expense	(1,338)	(1,545)	(2,872)	(3,097)
Other income (expense), net	(32)	16	(26)	190

Total other income (expense)	623	(483)	1,039	(933)

Loss before noncontrolling interest	(29,760)	(10,125)	(60,401)	(37,536)
Loss attributed to non-controlling interest	5,770	429	9,288	429

Net loss	$(23,990)	$(9,696)	$(51,113)	$(37,107)

Net loss per share, basic and diluted	$(0.29)	$(0.13)	$(0.61)	$(0.49)

Shares used in computing basic and diluted net loss per share	84,054	76,405	83,867	76,162

EXELIXIS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS (1)

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
GAAP net loss	$(23,990)	$(9,696)	$(51,113)	$(37,107)
Stock-based compensation expense	4,443	23	9,079	7
Non-cash charges for amortization of intangibles	240	272	512	544

Non-GAAP net loss	$(19,307)	$(9,401)	$(41,522)	$(36,556)

Non-GAAP net loss per share, basic and diluted	$(0.23)	$(0.12)	$(0.50)	$(0.48)

Shares used in computing basic and diluted Non-GAAP net loss per share	84,054	76,405	83,867	76,162

(1)	These non-GAAP amounts are intended to illustrate the company’s results from operations excluding certain non-cash charges, such as: (a) stock-based compensation expense and (b) amortization of purchased intangibles related to business combinations. Management of the company believes the non-GAAP results are a useful measure of the company’s results from continuing operations because, in management’s view, it provides an additional tool to investors to evaluate the company’s continuing operations, including its ability to meet future obligations. These non-GAAP results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies.

EXELIXIS, INC.

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	June 30, 2006	December 31, 2005 (1)
	(unaudited)
Cash and cash equivalents and marketable securities (2)	$192,202	$210,499
Working capital	102,272	101,606
Total assets	306,477	332,712
Stockholders’ equity	984	33,543

(1)	Derived from the audited consolidated financial statements

(2)	These amounts also include investments held by Symphony Evolution, Inc. of $65.0 million and $34.0 million and restricted cash and investments of $11.0 million and $12.7 million as of June 30, 2006 and December 31, 2005, respectively.

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